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EXHIBIT 11.1
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                              SAVILLE SYSTEMS PLC
                   Calculation of Shares Used in Determining
                        Net Income (Loss) Per Share(1)


                                                                                                Year Ended December 31,
                                                                                       -----------------------------------------
(in thousands, except per share data)                                                       1994          1995          1996
                                                                                       -------------- ------------  ------------
Net income (loss)                                                                         $ 5,357       $ 6,382       $ 11,569
                                                                                       ============== ============  ============

Weighted average number of Ordinary equivalent shares:

         Ordinary shares                                                                   15,004        15,316        17,729
         Non-qualified share options(2)                                                     717           835          1,219
                                                                                       -------------- ------------  ------------
                                                                                           15,721        16,151        18,948

Net income (loss) per share(3)                                                             $ 0.34        $ 0.40        $ 0.61
                                                                                       ============== ============  ============

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(1)   This  Exhibit  should be read in  connection  with "Net Income  (Loss) per share" in Note 2 of the notes to the consolidated financial statements

(2) Pursuant to the requirements of the Securities and Exchange Commission, Ordinary Shares and share equivalents issued during the twelve month period prior to the Company's initial public offering have been included in the calculation (using the treasury stock method and the initial public offering price) as if they were outstanding for all periods peresented.

(3) The calculation of fully diluted earnings per share is not substantially different from the primary earnings per share for the periods presented.